Execution Version

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of January 7, 2014, by and among Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company organized with limited liability (the "Parent"), Glori Acquisition Corp., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

A.        Certain of the Buyers are sponsors and shareholders (or affiliates of such sponsors and shareholders) of Parent, which will enter into that certain Merger and Share Exchange Agreement (the “Merger Agreement”) by and between, among others, Parent, the Company and Glori Energy Inc., a Delaware corporation (the “Target”), pursuant to which, among other things, (i) Parent will be redomesticated through a merger (the “Redomestication Merger”) with and into the Company, with the Company as the surviving corporation, and (ii) Target will become a wholly-owned subsidiary of the Company through a merger (the “Transaction Merger” and, together with the Redomestication Merger, the “Transactions”) with and into Glori Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with Target as the surviving corporation.

B.        The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

C.        Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that number of shares (the "Firm Shares") of common stock of the Company (“Common Stock”) set forth opposite such Buyer's name in column (3) of the Schedule of Buyers attached hereto (the "Schedule of Buyers") and (ii) that number of Additional Shares (subject to the Minimum Additional Share Commitment) as shall be determined in accordance with Section 1(a)(ii) below. The Firm Shares and the Additional Shares are referred to collectively herein as the “Shares”.

D.        At the closing of the transactions contemplated by this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.           PURCHASE AND SALE OF THE SHARES.

(a)          Purchase of the Shares.

(i)       Purchase. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company: (a) that number of Firm Shares as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers; and (b) that number of Additional Shares to be purchased by such Buyer in accordance with Section 1(a)(ii).

(ii)       Additional Shares. In addition to the Firm Shares, the Buyers may purchase up to an aggregate of 2,062,500 additional shares of Common Stock (the “Additional Shares”); provided, however, that the Buyers shall be obligated to purchase at the Initial Closing (as defined below) an aggregate number of Additional Shares equal to the Minimum Additional Share Commitment. The manner in which the Minimum Additional Share Commitment is allocated among the Buyers shall be determined by the Buyers in their sole discretion and shall be communicated to Parent and the Company in writing on or before the Initial Closing Date (the “Initial Closing Buyer Schedule”); provided, however, that in the event the Buyers are unable to agree on the manner in which any Additional Shares required to meet the Minimum Additional Share Commitment are allocated among the Buyers, then the Minimum Additional Share Commitment shall be allocated as follows: (A) up to the first 875,000 Additional Shares required to satisfy the Minimum Additional Share Commitment shall be allocated 50% to the Infinity Buyers (as defined on Schedule A-1) in the manner set forth on Schedule A-1 and 50% to the Hicks Buyers (as defined on Schedule A-2) in the manner set forth on Schedule A-2; and (B) thereafter until the Minimum Additional Share Commitment has been satisfied, 100% to the Infinity Buyers in the manner set forth on Schedule A-1. In no event shall any Buyer (except for the Infinity Buyers and the Hicks Buyers pursuant to the preceding sentence) be obligated to purchase any Additional Shares without the consent of such Buyer. The “Minimum Additional Share Commitment” shall be that aggregate number of whole shares of Common Stock that may be purchased, at $8.00 per share, for an aggregate purchase price equal to the Shortfall Amount. The “Shortfall Amount” shall be an amount equal to (x) $25.0 million, minus (y) the net proceeds that would remain in the Trust Account (as defined in the Merger Agreement) after the payment in full by Parent to its stockholders in consideration for all of the ordinary shares, no par value per share (“Ordinary Shares”) validly tendered and not validly withdrawn pursuant to the Share Tender Offer (as defined in the Merger Agreement), prior to the payment by Parent of its Expenses and Taxes (in each case as defined in the Merger Agreement), minus (z) $8.5 million, but in no event shall the Shortfall Amount be less than zero. The number of Additional Shares not purchased at the Initial Closing as part of the Minimum Additional Share Commitment shall be referred to herein as the “Optional Shares”. The Company hereby grants to the Buyers an option to purchase all or any portion of the Optional Shares, which option shall be exercised, if at all, by the Buyers in their sole discretion on the eleventh (11th) business day after the Initial Closing (the “Exercise Date”). The Buyers shall notify the Company in writing (the “Optional Share Closing Schedule”) on the Exercise Date of the number of Optional Shares, if any, that the Buyers intend to purchase on the Optional Share Closing Date (as defined below) and the manner in which such Optional Shares shall be allocated among the Buyers.

(iii)       Closings. The closing of the purchase of the Firm Shares and the Additional Shares required to meet the Minimum Additional Share Commitment (the “Initial Closing”) shall occur on such date and at such time so as to be concurrent with the effectiveness of the Transaction Merger, or such other date and time as is mutually agreed to by the Company and each Buyer, after notification of satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6 and 7 below at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201. The date and time at which the Initial Closing is actually held is referred to herein as the “Initial Closing Date”. The closing of the purchase of the Optional Shares, if any (the “Optional Share Closing” and, together with the Initial Closing, the “Closings”), shall occur two (2) business days after the Exercise Date, or such other date and time as is mutually agreed to by the Company and each Buyer of Optional Shares, after notification of satisfaction (or waiver) of the applicable conditions to the Optional Share Closing set forth in Sections 6 and 7 below at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201. The date and time at which the Optional Share Closing is actually held is referred to herein as the “Optional Share Closing Date” and, together with the Initial Closing Date, the “Closing Dates”).

(iv)       Purchase Price. The aggregate purchase price for the Shares to be purchased by each Buyer at the Initial Closing (the "Initial Closing Purchase Price") shall be sum of (x) the amount set forth opposite such Buyer's name in column (4) of the Schedule of Buyers (the “Firm Share Purchase Price”), plus (y) that number of Additional Shares, if any, to be purchased by such Buyer as set forth in the Initial Closing Buyer Schedule multiplied by $8.00 per Additional Share (the “Minimum Additional Share Purchase Price”). At least three (3) days prior to the Initial Closing Date, each Buyer shall deposit its Firm Share Purchase Price with an escrow agent mutually acceptable to the Buyers and the Company (the “Escrow Agent”), and on or before the Initial Closing Date, each Buyer shall deposit its Minimum Additional Share Purchase Price with the Escrow Agent, which Escrow Agent shall hold all such funds in accordance with the terms of an Escrow Agreement to be entered into by and among the Escrow Agent, Buyers and the Company (the “Escrow Agreement”). The aggregate purchase price for the Optional Shares to be purchased by each Buyer at the Optional Share Closing (the "Optional Share Purchase Price" and, together with the Initial Closing Purchase Price, the “Purchase Price”) shall be that number of Optional Shares, if any, to be purchased by such Buyer as set forth in the Optional Closing Buyer Schedule multiplied by $8.00 per Optional Share.

(b)         Form of Payment; Delivery of Shares.

(i)       On the Initial Closing Date, (i) each Buyer shall instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to deliver its Initial Closing Purchase Price to the Company for the Shares to be issued and sold to such Buyer at the Initial Closing, by wire transfer of immediately available funds for its Initial Closing Purchase Price in accordance with the Company's written wire instructions and (ii) the Company shall deliver to each Buyer, at the option of such Buyer, either a certificate evidencing the Share to be purchased by such Buyer at the Initial Closing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee, or such Buyer’s Shares credited to book-entry accounts maintained by Continental Stock Transfer & Trust Company, the Company’s transfer agent (along with any successor transfer agent appointed from time to time, the “Transfer Agent”), in each case bearing the legend or restrictive notation set forth in Section 2(g) and meeting the requirements of the Company Charter (as defined below) and Company Bylaws (as defined below), free and clear of all liens, encumbrances and defects, other than transfer restrictions under the Company Charter and applicable state and federal securities laws. In the event the Initial Closing does not occur pursuant to the terms of this Agreement, the Escrow Agent will return each Buyer’s Initial Closing Purchase Price to such Buyer in accordance with the terms of the Escrow Agreement.

(ii)       On the Optional Share Closing Date, each Buyer purchasing Optional Shares shall deliver its Optional Share Purchase Price to the Company for the Optional Shares to be issued and sold to such Buyer at the Optional Share Closing, by wire transfer of immediately available funds for its Optional Share Purchase Price in accordance with the Company's written wire instructions and (ii) the Company shall deliver to each Buyer, at the option of such Buyer, either a certificate evidencing such Buyer’s Optional Shares, duly executed on behalf of the Company and registered in the name of such Buyer or its designee, or such Buyer’s Optional Shares credited to book-entry accounts maintained by the Transfer Agent, in each case bearing the legend or restrictive notation set forth in Section 2(g) and meeting the requirements of the Company Charter and Company Bylaws, free and clear of all liens, encumbrances and defects, other than transfer restrictions under the Company Charter and applicable state and federal securities laws.

2.           BUYER'S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a)       No Public Sale or Distribution. Such Buyer is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Shares hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(b)       Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(c)       Reliance on Exemptions. Such Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire its Shares.

(d)       Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Shares involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(e)       No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(f)       Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company, at the Company’s expense, an opinion of counsel, in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)       Legends. Such Buyer understands that until such time as the resale of the Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with, at the Company’s expense, an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(h)       Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, when executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i)       No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j)       Residency; Domicile. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers. The investment advisor making the investment decisions for such Buyer is domiciled in that jurisdiction specified below its address on the Schedule of Buyers.

3.           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY.

Each of Parent and the Company represents and warrants to each of the Buyers that:

(a)       Organization and Qualification. Each of Parent and the Company and its respective "Subsidiaries" (which for purposes of this Agreement means any entity in which Parent or the Company, as the case may be, directly or indirectly, owns capital stock or holds an equity or similar interest) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of Parent, the Company and their respective Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Parent, the Company and their respective Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of Parent or the Company to perform its respective obligations under the Transaction Documents (as defined below).

(b)       Authorization; Enforcement; Validity. Each of Parent and the Company has the requisite power and authority to enter into and perform its respective obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and the Company has the requisite power and authority to issue the Shares in accordance with the terms of this Agreement and the other Transaction Documents. The execution and delivery of the Transaction Documents by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by Parent's Board of Directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement) no further filing, consent, or authorization is required by Parent, its Board of Directors or its stockholders in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares have been duly authorized by the Company's Board of Directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement) no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Parent and the Company, and constitute the legal, valid and binding obligations of each of Parent and the Company, enforceable against Parent and the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(c)       Issuance of Shares. The issuance of the Shares has been duly authorized and, when the Shares have been delivered and paid for in accordance with this Agreement on the applicable Closing Date, the Shares will have been validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The offer and issuance by the Company of the Shares is exempt from registration under the 1933 Act.

(d)       No Conflicts. The execution, delivery and performance of the Transaction Documents by Parent and the Company and the consummation by Parent and the Company of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares, will not (i) result in a violation of the terms of any Charter Document (as defined below) or any capital stock of Parent or the Company or any of their respective Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent, the Company or any of their respective Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market or such other securities exchange or quotation system upon which the securities of Parent or the Company may be listed or quoted, which may include The OTC Bulletin Board (the "Principal Market")) applicable to Parent, the Company or any of their respective Subsidiaries or by which any property or asset of Parent, the Company or any of their respective Subsidiaries is bound or affected.

(e)       Consents. Neither Parent nor the Company is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which Parent or the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Initial Closing Date, and Parent, the Company and their respective Subsidiaries are unaware of any facts or circumstances which might prevent Parent or the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Neither Parent nor the Company is in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of any securities of Parent or the Company, as the case may be, in the foreseeable future.

(f)       [Reserved]

(g)       No General Solicitation; Brokers. Neither Parent, the Company, nor any of their respective affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, the Company or their respective Subsidiaries.

(h)       No Integrated Offering. None of Parent, the Company, their respective Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the 1933 Act or cause this offering of the Shares to be integrated with prior offerings by Parent or the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of Parent, the Company, their respective Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the 1933 Act or cause the offering of the Shares to be integrated with other offerings.

(i)       Dilutive Effect. Each of Parent and the Company understands and acknowledges that the Company’s obligation to issue the Shares in accordance with this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(j)       Application of Takeover Protections; Rights Agreement. Each of Parent and the Company and their respective boards of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Charter Documents or the laws of the jurisdiction of formation of Parent or the Company which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Shares and any Buyer's ownership of the Shares. Neither Parent nor the Company has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(k)       SEC Documents; Financial Statements. Since its formation, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). Parent has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of Parent or the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(l)          Absence of Certain Changes. Since September 30, 2013, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of Parent, the Company or their respective Subsidiaries. Since September 30, 2013, neither Parent nor the Company has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $50,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $50,000. Neither Parent nor the Company has taken any steps to seek protection pursuant to any bankruptcy law nor does Parent or the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(m)         No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Parent, the Company or their respective Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed under applicable securities laws on a registration statement on Form S-1 or Form F-1 filed with the SEC relating to an issuance and sale of securities by Parent or the Company and which has not been publicly announced.

(n)         Conduct of Business; Regulatory Permits. None of Parent, the Company or any of their respective Subsidiaries is in violation of any term of or in default under any of the Charter Documents. None of Parent, the Company or any of their respective Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to Parent, the Company or such Subsidiaries, and none of Parent, the Company or any of their respective Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, except as may otherwise be provided to the Buyers in writing, neither Parent nor the Company is in violation of any of the rules, regulations or requirements of the Principal Market. Since September 30, 2013, (i) the Ordinary Shares have been designated for quotation on the Principal Market, (ii) trading in the Ordinary Shares has not been suspended by the SEC or the Principal Market and (iii) Parent has received no written communication or, to the knowledge of Parent, oral communication from the Principal Market regarding the suspension or delisting of the Ordinary Shares from the Principal Market. Parent, the Company and their respective Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and none of Parent, the Company or any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)         Foreign Corrupt Practices. None of Parent, the Company or any of their respective Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of Parent, the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Parent or the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(p)         Sarbanes-Oxley Act. Each of Parent and the Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(q)         Transactions With Affiliates. Except as set forth in the SEC Documents filed at least ten days prior to the date hereof, none of the officers, directors or employees of Parent or the Company is presently a party to any transaction with Parent, the Company or any of their respective Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of Parent and the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(r)          Equity Capitalization.

(i)       The authorized share capital of Parent consists of an unlimited number of Ordinary Shares and an unlimited number of preferred shares, no par value. As of the date hereof, (i) 7,187,500 Ordinary Shares are issued and outstanding, and (ii) no preferred shares are issued and outstanding. Parent issued 5,750,000 Parent Units (as defined in the Merger Agreement) in the IPO (as defined in the Merger Agreement). As of the date hereof, there are issued and outstanding a total of (i) 5,750,000 Parent Public Warrants (as defined in the Merger Agreement) issued as part of Parent Units in the IPO, (ii) 4,820,000 Parent Sponsor/EBC Warrants (as defined in the Merger Agreement) and (iii) the Parent UPO (as defined in the Merger Agreement) to purchase up to 500,000 shares of Ordinary Shares and 500,000 warrants of Parent. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Law, the Parent Charter (as defined below) or any contract to which the Parent is a party. None of the outstanding Parent Securities has been issued in violation of any applicable securities laws.

(ii)       Prior to giving effect to the transactions contemplated by the Merger Agreement: (a) the Company has an authorized capitalization of (I) 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding, and (II) no shares of preferred stock which are issued and outstanding, and (b) all of the issued and outstanding shares of Common Stock are owned by Parent. As of the date of this Agreement, the Company is a newly-formed entity with no operations, no contractual obligations and no assets or Liabilities (other than immaterial Liabilities incurred in connection with its formation). Other than the Company and Merger Sub, wholly-owned subsidiary of the Company formed for purposes of effectuating the Transaction Merger, neither Parent nor the Company, directly or indirectly, has any Subsidiaries or owns any equity interests in any other Person.

(iii)       Upon the effectiveness of the Redomestication Merger (the “Redomestication Effective Time”), every issued and outstanding Parent Unit (as defined in the Merger Agreement) shall be automatically detached and the holder thereof shall be deemed to hold one Ordinary Share and one Parent Public Warrant. At the Redomestication Effective Time, every issued and outstanding Ordinary Share (other than any Ordinary Shares that are owned by Parent as treasury shares or any Ordinary Shares owned by any direct or indirect wholly owned Subsidiary of Parent, which shares shall be canceled and extinguished without any conversion thereof or payment therefor) shall be converted automatically into one share of Common Stock, following which, all Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as provided in the Merger Agreement or by law. Each certificate previously evidencing Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Common Stock upon the surrender of such certificate in accordance with the terms of the Merger Agreement.

(iv)       At the Redomestication Effective Time, each Parent Public Warrant shall be converted into a Purchaser Public Warrant (as defined in the Merger Agreement). At the Redomestication Effective Time, the Parent Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Public Warrants (subject to amendments contemplated by the Merger Agreement). At or prior to the Redomestication Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Public Warrants remain outstanding, a sufficient number of shares of Common Stock for delivery upon the exercise of such Purchaser Public Warrants.

(v)       At the Redomestication Effective Time, each Parent Sponsor/EBC Warrant shall be converted into a Purchaser Sponsor/EBC Warrant (as defined in the Merger Agreement). At the Redomestication Effective Time, the Parent Sponsor/EBC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Sponsor/EBC Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Sponsor/EBC Warrants (subject to amendments contemplated by the Merger Agreement). At or prior to the Redomestication Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Sponsor/EBC Warrants remain outstanding, a sufficient number of shares of Common Stock for delivery upon the exercise of such Purchaser Sponsor/EBC Warrants.

(vi)       At the Redomestication Effective Time, the Parent UPO shall be terminated and cancelled in full and, in exchange therefor, Early Bird Capital, Inc., the holder thereof, shall receive 100,000 shares of Common Stock in accordance with the terms of the Parent UPO Termination Agreement (as defined in the Merger Agreement).

(vii)       All of the outstanding securities of Parent and the Company have been, or upon issuance will be, validly issued and are fully paid and nonassessable. (i) None of Parent’s or the Company's share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Parent or the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of Parent or the Company or any of their respective Subsidiaries, or contracts, commitments, understandings or arrangements by which Parent, the Company or any of their respective Subsidiaries is or may become bound to issue additional share capital of Parent, the Company or any of their respective Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of Parent, the Company or any of their respective Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of Parent, the Company or any of their respective Subsidiaries or by which Parent, the Company or any of their respective Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with Parent or the Company; (v) there are no agreements or arrangements under which Parent, the Company or any of their respective Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except that certain Registration Rights Agreement, dated as of July 19, 2012, by and among Parent, certain of the Buyers and the other parties thereto); (vi) there are no outstanding securities or instruments of Parent, the Company or any of their respective Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent, the Company or any of their respective Subsidiaries is or may become bound to redeem a security of Parent, the Company or any of their respective Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (viii) neither Parent nor the Company has any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) none of Parent, the Company or their respective Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Parent’s, Company's or their respective Subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. Parent has furnished to each Buyer true, correct and complete copies of Parent’s Amended and Restated Memorandum and Articles of Association, as amended and as in effect on the date hereof (the "Parent Certificate of Incorporation"), and the terms of all securities convertible into, or exercisable or exchangeable for, Ordinary Shares and the material rights of the holders thereof in respect thereto. The Company has furnished to each Buyer true, correct and complete copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Company Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Company Bylaws" and, together with the Parent Certificate of Incorporation, the Parent Bylaws, the Company Certificate of Incorporation and any similar organizational documents of any Subsidiary of Parent or the Company, the “Charter Documents”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(s)       Indebtedness and Other Contracts. Except as disclosed in Parent’s SEC filings, neither Parent, the Company nor any of their respective Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, other entity or organization or a government or any department or agency thereof.

(t)       Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent or the Company, threatened against or affecting Parent, the Company, the Ordinary Shares, the Common Stock or any Subsidiaries of Parent or the Company or any of Parent’s, the Company's or their respective Subsidiaries' officers or directors in their capacities as such which would reasonably be expected to have a Material Adverse Effect on any of the foregoing.

(u)       [Reserved]

(v)       Employees and Employee Benefit Plans. None of the Parent or the Company (i) has any paid employees or (ii) maintains, or has liability of any kind whatsoever under, any Benefit Plans (as defined in the Merger Agreement).

(w)       Real and Personal Property. Neither Parent nor the Company owns or leases any material real property or personal property.

(x)       Intellectual Property Rights. None of the Parent, the Company or any of their respective Subsidiaries owns, licenses or otherwise has any right, title or interest in any material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights.

(y)       [Reserved]

(z)       Subsidiary Rights. Each of Parent and the Company, as the case may be, has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by Parent or the Company, as the case may be.

(aa)     Tax Status Parent (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Parent know of no basis for any such claim.

(bb)       Disclosure. Each of Parent and the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information other than as set forth in the following sentence. Each of Parent and the Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding Parent and the Company, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Parent or the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by Parent or the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to Parent, the Company or any of their respective Subsidiaries or any of their respective businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent or the Company but which has not been so publicly announced or disclosed.

4.           COVENANTS.

(a)       Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b)       Form D and Blue Sky. The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Initial Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Buyers at the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the applicable Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Dates.

(c)       Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Shares (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d)       Use of Proceeds. Parent and the Company shall use the proceeds from the sale of the Shares in the manner set forth in Section 6.16 of the Merger Agreement. If either Closing does not occur (or is not capable of occurring) and a Buyer paid its Initial Closing Purchase Price or Optional Share Purchase Price, as the case may be, in advance of such Closing, the Company shall return the Initial Closing Purchase Price or Optional Share Purchase Price, as the case may be, paid to the Company to the applicable Buyers promptly and the Transfer Agent shall thereafter cancel the applicable Shares. Unless terminated in accordance with its terms before the Initial Closing, the Merger Agreement shall, subject to satisfaction or waiver (to the extent permitted herein) of all conditions to closing of the transactions contemplated thereby (including the Transaction Merger), be closed on substantially the terms set forth in the agreement provided to and reviewed by the Buyers with only such modifications or waivers as the Company reasonably determines do not materially adversely affect the Buyers (including in their capacity as stockholders of the Company), but expressly without any waiver of the condition that the representation contained in Section 8.3(c) of the Merger Agreement be true and correct on and as of the closing date thereunder.

(e)       Financial Information. The Company agrees to send the following to each Investor during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) business day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

(f)       Listing. The Company shall promptly secure the listing or quotation of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon the Principal Market (subject to official notice of issuance) and shall maintain such listing or quotation of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Until the effectiveness of the Redomestication Merger, Parent will maintain the Ordinary Shares’ authorization for listing or quotation on the Principal Market and, following the Redomestication Merger, the Company shall maintain the Common Stock’s authorization for listing or quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g)       Fees. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Shares to the Buyers.

(h)       Pledge of Shares. The Company acknowledges and agrees that the Shares may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Shares. The pledge of Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and no Investor effecting a pledge of Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Shares to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by an Investor.

(i)       Short Selling Acknowledgement and Agreement. Each Buyer understands and acknowledges, severally and not jointly with any other Buyer, that the SEC currently takes the position that coverage of all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the 1934 Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (“Short Sales”) of securities "against the box" prior to the effective date of a registration statement is a violation of Section 5 of the 1933 Act and of 1933 Act Compliance Disclosure Interpretation 239.10. Each Buyer agrees, severally and not jointly, that it will abide by such interpretation and will not engage in any Short Sales that result in the disposition of the Shares acquired hereunder by such Buyer until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared or deemed effective by the SEC or such Shares are no longer subject to any restrictions on resale.

(j)       Disclosure of Transactions and Other Material Information. Parent shall file with the SEC a Form 6-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement) and the Registration Rights Agreement) within the time period prescribed by the 1934 Act and the SEC for such a filing (including all attachments, the "6-K Filing"). From and after the filing of the 6-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 6-K Filing. The Company shall not disclose the identity of any Buyer in any filing with the SEC except as required by the rules and regulations of the SEC thereunder. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 6-K Filing with the SEC without the express written consent of such Buyer. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(k)       Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(l)       Sales by Infinity Buyers. Each of the Infinity Buyers and any of their respective Affiliates (as defined in the Merger Agreement) that acquires Shares under this Agreement agrees to notify the Company at least five (5) days before each sale of Shares.

5.          TRANSFER AGENT INSTRUCTIONS.

The Company, at its sole expense, shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue certificates or credit shares to book-entry accounts maintained by the Transfer Agent, in the name of each Buyer or its respective nominee(s), for the Shares issued at the applicable Closing, in form and substance reasonably satisfactory to the Buyers (the "Irrevocable Transfer Agent Instructions"). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to the Transfer Agent, and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Shares in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct the Transfer Agent to issue one or more certificates or credit shares to book-entry accounts maintained by the Transfer Agent, in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the Transfer Agent shall issue such Shares to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.           CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Shares to each Buyer at a Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a)       Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)       Such Buyer and each other Buyer shall have delivered to the Company the applicable Purchase Price for the Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)       The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.           CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Shares at a Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, except for those conditions that (as indicated below) need only be satisfied at or before the Initial Closing Date, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing Parent and the Company with prior written notice thereof:

(a)       Parent and the Company shall have executed and delivered to such Buyer (A) each of the Transaction Documents and (B) the Shares being purchased by such Buyer at the Closing pursuant to this Agreement.

(b)       At or before the Initial Closing Date, such Buyer shall have received the opinion of Ellenoff Grossman & Schole LLP, outside counsel to Parent and the Company, dated as of the Initial Closing Date, in form and substance satisfactory to such Buyer.

(c)       The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

(d)       At or before the Initial Closing Date, Parent and the Company shall have delivered to such Buyer certificates evidencing the formation and good standing of Parent, the Company and each of its Subsidiaries in such entity's jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within 10 days of the Initial Closing Date.

(e)       At or before the Initial Closing Date, Parent and the Company shall have delivered to such Buyer certificates evidencing the qualification as a foreign corporation and good standing of Parent and the Company issued by the Secretary of State (or comparable office) of each jurisdiction in which Parent or the Company, as the case may be, conducts business, as of a date within 10 days of the Initial Closing Date.

(f)       At or before the Initial Closing Date, Parent shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Registrar of Corporate Affairs of the British Virgin Islands within ten (10) days of the Initial Closing Date, and the Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) days of the Initial Closing Date.

(g)       At or before the Initial Closing Date, Parent and the Company shall have delivered to such Buyer a certificate, executed by the Secretary of each of Parent and the Company and dated as of the Initial Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by Parent’s Board of Directors and the Company's Board of Directors in a form reasonably acceptable to such Buyer, (ii) the Charter Documents, each as in effect at the Initial Closing, in such form as is reasonably acceptable to the Buyers.

(h)       The representations and warranties of Parent and the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and each of Parent and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Parent or the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of Parent and the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyers, in such form as is reasonably acceptable to the Buyers.

(i)       At or before the Initial Closing Date, the Company shall have delivered to such Buyer a letter from the Transfer Agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

(j)       At or before the Initial Closing Date, the Common Stock (I) shall be designated for quotation or listing on the Principal Market and (II) shall not have been suspended, as of the Initial Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Initial Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing or quotation maintenance requirements of the Principal Market.

(k)       At or before the Initial Closing Date, the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares, including, without limitation, any approvals or notifications required by the Principal Market.

(l)       The Principal Market shall have authorized the listing or quotation of the Shares and no notice of delisting (or notice that the listing or quotation of the Shares will be conditioned or delayed) shall have been received from the Principal Market by Parent or the Company.

(o)        No Material Adverse Effect shall have occurred and be continuing.

(p)        The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.           PRE-EMPTIVE RIGHT.

(a)        Issuance of Additional Equity Securities. The Company hereby grants to each Buyer (in such capacity, each, a "Pre-emptive Stockholder") the right to purchase its Preemptive Right Allocation of any new Equity Securities (other than any Excluded Securities) (the "New Securities") that the Company may from time to time propose to issue or sell to any party within the two year period commencing on the Initial Closing Date or, if the Optional Share Closing occurs, the Optional Share Closing Date (such two-year period, the “Option Period”).

(b)        Additional Issuance Notices. The Company shall give written notice (an "Issuance Notice") of any proposed issuance or sale described in Section 8(a) above to the Pre-emptive Stockholders within five days following any meeting of the board of directors of the Company held during the Option Period at which any such issuance or sale is approved (any such meeting, the “Approval Meeting”). The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i)       the number and description of the New Securities proposed to be issued and the percentage of the Company's outstanding Equity Securities such issuance would represent;

(ii)      the proposed issuance date, which shall be at least 20 days from the date of the Issuance Notice; and

(iii)     the proposed purchase price per share.

(c)         Exercise of Pre-emptive Rights. Each Pre-emptive Stockholder shall, for a period of 15 days following the receipt of an Issuance Notice (the "Exercise Period"), have the right to elect irrevocably to purchase its Preemptive Right Allocation of the New Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company. The closing of any purchase by any Pre-emptive Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by any Pre-emptive Stockholder may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to (i) obtain required Government Approvals and other required third party approvals or consents (and the Company and the Pre-emptive Stockholders shall use their respective commercially reasonable efforts to obtain such approvals) and (ii) permit the Pre-emptive Stockholders to complete their internal capital call process following the Exercise Period; provided, that the extension pursuant to this clause (ii) shall not exceed 60 days. For the avoidance of doubt, a Pre-emptive Stockholder shall be entitled to consummate any purchase of New Securities with respect to which the applicable Approval Meeting was held during the Option Period, regardless of whether the closing of the purchase occurs after the expiration of the Option Period.

(d)        Sales to the Prospective Buyer. If any Pre-emptive Stockholder fails to purchase its allotment of the New Securities prior to the expiration of the Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Stockholders failed to exercise the option set forth in this Section 8 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that (x) such issuance or sale is closed within 60 days after the expiration of the Exercise Period (subject to the extension of such 60 day period for a reasonable period of time to the extent necessary to obtain any Government Approvals) and (y) for the avoidance of doubt, the price at which the New Securities are sold is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 8.

(e)         Closing of the Issuance. Upon the issuance of any New Securities in accordance with this Section 8, the Company shall deliver to each Exercising Stockholder certificates (if any) evidencing the New Securities or shall have such New Securities credited to such Exercising Stockholder in book-entry accounts maintained by the Transfer Agent, which New Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

(f)          Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

(i)       "Common Stock" means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefore, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

(ii)       "Equity Securities" means any and all shares of Common Stock and any securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

(iii)       "Excluded Securities" means Equity Securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors of the Company pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into shares of Common Stock, or the exercise of any options, warrants or other rights to acquire such shares; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) a stock split, stock dividend or any similar recapitalization.; or (f) any other transaction or series of related transactions in which the aggregate consideration for such Equity Securities (whether paid in cash or otherwise) does not exceed $100,000.

(iv)       “Founder Shares” means those certain 1,437,500 Ordinary Shares of Parent originally issued to certain of the Buyers in a private placement in connection with Parent’s initial public offering.

(v)       "Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Government Authority, the giving notice to or registration with any Government Authority or any other action in respect of any Government Authority.

(vi)       "Government Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(vii)       "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

(viii)       "Preemptive Right Allocation" means, with respect to any Pre-emptive Stockholder, on any issuance date for New Securities, the number of New Securities equal to the product of (i) the total number of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of Shares purchased by such Pre-emptive Stockholder at the Closings (excluding, for the avoidance of doubt, any Founder Shares held by such Pre-emptive Stockholder) by (y) the total number of shares of Common Stock issued and outstanding immediately following the Closings and the effectiveness of the Transaction Merger on a undiluted basis (excluding the Founder Shares).

9.          TERMINATION.

(a)        (i) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closings by the written consent of Buyers representing a majority of the aggregate Purchase Prices upon a breach in any material respect by Parent or the Company of any covenant or agreement set forth in this Agreement that could reasonably be expected to have a Material Adverse Effect; provided, that, such breach is not cured within 30 days after written notice by any Buyer to Parent and the Company; provided, further, that none of such Buyers have breached in any material respect any covenant or agreement set forth in this Agreement. (ii) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closings by Parent and the Company, jointly, upon a breach in any material respect by Buyers representing a majority of the aggregate Purchase Prices of any of their covenants or agreements set forth in this Agreement; provided, that, such breach is not cured within 30 days after written notice by Parent and the Company to such Buyers; provided, further, that the Company shall not have breached in any material respect any covenant or agreement set forth in this Agreement.

(b)       Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closings: (i) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any governmental authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; (ii) upon the termination of the Merger Agreement; or (iii) if the Initial Closing shall not have occurred by April 25, 2014, provided, however, that if, in the case of Parent or the Company, Parent’s or the Company’s, or, in the case of the Buyers, a Buyer’s, material breach of any of its representations, warranties or covenants in this Agreement proximately caused a Closing not to have been consummated on or before such date, then this Agreement may only be terminated by Buyer’s representing a majority of the aggregate Purchase Prices (in the case of a Parent or Company breach) or by Parent and the Company (in the case of a Buyer breach) by the delivery of written notice of such election under this Section 9(b)(iii) to the other parties hereto.

10.       TRUST FUND WAIVER. Reference is made to the final prospectus of Parent, dated and filed with the SEC on July 19, 2012 (File No. 333-173575) (the “IPO Prospectus”). Each Buyer warrants and represents that it has read the IPO Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO and certain additional proceeds (including interest accrued from time to time thereon) initially in an amount of $46,000,000 for the benefit of Parent’s public stockholders (including overallotment shares acquired by the underwriters of the IPO) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (ii) to the Public Stockholders if Parent fails to either (A) execute a definitive agreement for a Business Combination within eighteen (18) months after the closing of the IPO or (B) consummate a Business Combination within twenty (21) months after the closing of the IPO, and (iii) to Parent after or concurrently with the consummation of its Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Buyer hereby agrees that it does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent (or its Affiliates) and such Buyer, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Buyer hereby irrevocably waives any Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Affiliates and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each Buyer agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce them to enter in this Agreement, and such Buyer further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent any Buyer commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Affiliates, which proceeding seeks, in whole or in part, monetary relief against Parent or its Affiliates, each Buyer hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Buyer (or any party claiming on such Buyer’s behalf or in lieu of such Buyer) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that a Buyer commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Affiliates which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent and its Affiliates shall be entitled to recover from such Buyer the associated legal fees and costs in connection with any such action, in the event Parent or its Affiliate prevails in such action or proceeding.

11.         MISCELLANEOUS.

(a)       Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)       Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)       Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)       Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)       Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, Parent, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Parent or the Company, on one hand, nor any Buyer, on the other hand, makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the aggregate number of Registrable Shares issued and issuable hereunder; provided, however, that the Buyers, without the consent of Parent or the Company, may amend the Schedule of Buyers (by written notice to Parent and the Company) to change the manner in which the Shares to be purchased at the Initial Closing are allocated among the Buyers although such an amendment may not increase or decrease the aggregate number of shares to be purchased by the Buyers at the Initial Closing. Any amendment to this Agreement made in conformity with the provisions of this Section 11(e) shall be binding on all Buyers and the other parties hereto. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents. Neither Parent nor the Company has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f)       Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Parent or the Company:

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Attn: Mark Chess

Facsimile: 972-3-6075456

Email: MarkC@infinity-equity.com

Copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Stuart Neuhauser

Facsimile: (212) 370-7889

Email: sneuhauser@egsllp.com

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention: Robert W. Dockery

Facsimile: (214) 969-3434

Email: rdockery@akingump.com

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither Parent nor the Company shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder. A Buyer may assign some or all of its rights hereunder without the consent of Parent or the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h)       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)       Survival. Unless this Agreement is terminated under Section 9, the representations and warranties of Parent and the Company and the Buyers contained in Sections 2 and 3, respectively, and the agreements and covenants set forth in Sections 4, 5, 10 and 11 shall survive the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)       Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Shares thereunder and in addition to all of Parent’s and the Company's other obligations under the Transaction Documents, Parent and the Company, jointly and severally, shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Shares and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Parent or the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of Parent or the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of Parent or the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares, (iii) any disclosure made by such Buyer pursuant to Section 4(j), or (iv) the status of such Buyer or holder of the Shares as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by Parent or the Company may be unenforceable for any reason, Parent and/or the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 11(k) shall be the same as those set forth in Section 7 of the Registration Rights Agreement. Notwithstanding the foregoing, (x) the aggregate amount of Indemnified Liabilities of each Buyer for which Parent and/or Company shall be liable pursuant to this Section 11(k) shall not exceed the Purchase Price by such Buyer, and the aggregate Indemnified Liabilities for which Parent and/or the Company shall be liable pursuant to this to this Section 11(k) shall not exceed the aggregate Purchase Prices and (y)  neither the Parent nor the Company shall be liable under this Section 11(k) for consequential, exemplary, or punitive damages, except for consequential, exemplary, or punitive damages arising from third-party claims subject to indemnification under this Agreement.

(l)       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)       Remedies. Each Buyer and each holder of the Shares shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each of Parent and the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. Each of Parent and the Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided for in this Section 11 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(n)       Payment Set Aside. To the extent that Parent or the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Parent or the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o)       Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

PARENT:

INFINITY CROSS BORDER ACQUISITION CORPORATION

By:	/s/ Mark Chess
	Name:	Mark Chess
	Title:	Executive Vice President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

GLORI ACQUISITION CORP.

By:	/s/ Mark Chess
	Name:	Mark Chess
	Title:	President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

HH ENERGY GROUP, LP

By:	HEP-INXB LLC, its general partner

By:	/s/ Lori K. McCutcheon
	Name:	Lori K. McCutcheon
	Title:	EVP

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

INFINITY I-CHINA FUND (CAYMAN) L.P.

By:	/s/ Avishai Silvershatz
Name:	Avishai Silvershatz
Title:	Managing Partner

INFINITY I-CHINA FUND (ISRAEL) L.P.

By:	/s/ Avishai Silvershatz
Name:	Avishai Silvershatz
Title:	Managing Partner

INFINITY I-CHINA FUND (ISRAEL 2) L.P.

By:	/s/ Avishai Silvershatz
Name:	Avishai Silvershatz
Title:	Managing Partner

INFINITY I-CHINA FUND (ISRAEL 3) L.P.

By:	/s/ Avishai Silvershatz
Name:	Avishai Silvershatz
Title:	Managing Partner

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

LEON RECANATI

/s/ Leon Recanati
Leon Recanati

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

PETRO-HUNT, L.L.C.

By:	/s/ B.W. Hunt
Name:	B.W. Hunt
Title:	President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

/s/ Kenneth F. Yontz
Kenneth F. Yontz

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

OAK STREAM INVESTORS III, LTD

By:	/s/ J.D. Furst
Name:	J.D. Furst
Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

/s/ Jerry M. Meyer
Jerry M. Meyer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

/s/ Carter Meyer
Carter Meyer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

BIG COUNTRY INTERESTS, LLC

By:	/s/ Eric M. Swanson
Name:	Eric M. Swanson
Title:	Manager

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

DALE EXPLORATION, LLC

By:	/s/ Cody Mills
Name:	Cody Mills
Title:	Vice President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

HOAK PUBLIC EQUITIES, LP

By: Hoak Fund Management LP, its general partner

By: Hoak & Co., its general partner

By:	/s/ J. Hale Hoak
Name:	J. Hale Hoak
Title:	President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

GREENWOOD CAPITAL, LLC

By:	/s/ Brandon Bean
Name:	Brandon Bean
Title:	Vice President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

ROCKWELL TRUST

By:	/s/ Matthew Bluhm
Name:	Matthew Bluhm
Title:	Trustee

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

KWL MINERALS, LTD.

By:	/s/ Tyler Leon
Name:	Tyler Leon
Title:	Vice President

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

/s/ Daniel P. Fine
Daniel P. Fine

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

/s/ James C. Musselman
James C. Musselman

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each Buyer, Parent and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

A. G. HILL PARTNERS, LLC

By:	/s/ Tyree B. Miller
Name:	Tyree B. Miller
Title:	President

[Signature Page to Share Purchase Agreement]

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)

Buyer	Address and Facsimile Number	Number of Firm Shares	Aggregate Firm Share Purchase Price	Minimum Additional Share Commitment	Legal Representative's Address and Facsimile Number

HH Energy Group, LP	100 Crescent Court, Suite 1200 Dallas, Texas 75201 Attn: Lori K. McCutcheon Facsimile: (214) 615-2242 Residence: Delaware	187,500	$1,500,000	$1,500,000	Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attention: Robert W. Dockery Facsimile: (214) 969-3434 Telephone: (214) 969-4316

Petro-Hunt, L.L.C.	1601 Elm Street, Suite 3400 Dallas, Texas 75201 Attn: David S. Hunt Facsimile: (214) 880-7101 E-mail: dshunt@petrohunt.com Residence: Delaware	250,000	$2,000,000	-

Infinity I-China Fund (Cayman) L.P.	c/o Infinity-C.S.V.C. Management Ltd. 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023 Attn: Mark Chess Facsimile: 972-6075456 Residence: Cayman Islands	291,875	$2,335,000	$2,335,000	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Stuart Neuhauser Facsimile: (212) 370-7889

Infinity I-China Fund (Israel) L.P.	c/o Infinity-C.S.V.C. Management Ltd. 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023 Attn: Mark Chess Facsimile: 972-6075456 Residence: Israel	148,750	$1,190,000	$1,190,000	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Stuart Neuhauser Facsimile: (212) 370-7889

Infinity I-China Fund (Israel 2) L.P.	c/o Infinity-C.S.V.C. Management Ltd. 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023 Attn: Mark Chess Facsimile: 972-6075456 Residence: Israel	127,500	$1,020,000	$1,020,000	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Stuart Neuhauser Facsimile: (212) 370-7889

Infinity I-China Fund (Israel 3) L.P.	c/o Infinity-C.S.V.C. Management Ltd. 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023 Attn: Mark Chess Facsimile: 972-6075456 Residence: Israel	56,875	$455,000	$455,000	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Stuart Neuhauser Facsimile: (212) 370-7889

Kenneth F. Yontz	74-465 Quail Lakes Dr. Indian Wells, California 92210 Facsimile: (760) 862-2173	-	-	$1,000,000

Oak Stream Investors III, Ltd	Oak Stream Investors Attn: Mr. Jack Furst Providence Towers 5001 Spring Valley Road Suite 1040 E Dallas, Texas 75244	-	-	$500,000

Jerry Meyer	2828 Harwood Suite 1220 Dallas, Texas 75201	-	-	$450,000

Carter Meyer	2828 Harwood Suite 1220 Dallas, Texas 75201	-	-	$50,000

Leon Recanati	GlenRock Israel (ATTN: Asaf Iram) 85 Medinat Hayehudim St. Herzliya Business Park, 8th Floor Herzliya 46140	-	-	-

Big Country Interests, LLC	c/o Eric Swanson 3100 Monticello Ave. Suite 240 Dallas, Texas 75205	-	-	-

Dale Exploration, LLC	2100 Ross Ave Suite 1700 Dallas, Texas 75201	-	-	-

Hoak Public Equities, LP	c/o Hoak & Co. Reagan Place and Old Parkland 3963 Maple Ave., Suite 450 Dallas, Texas 75219	-	-	-

James C. Musselman	c/o Caelus Energy LLC 8401 N. Central Expressway Suite 400 Dallas, Texas 75225	-	-	-

A. G. Hill Partners, LLC	A. G. Hill Partners, LLC Attn: Mr. Ty Miller 47 Highland Park Village Suite 200 Dallas, Texas 75205	-	-	-

Greenwood Capital, LLC	4001 Maple Avenue Dallas, Texas 75219	-	-	-

Rockwell Trust	c/o Matthew Bluhm 700 Lloyd Place Winnetka, Illinois 60093	-	-	-

KWL Minerals, Ltd.	PO Box 470857 Fort Worth, Texas 76147	-	-	-

Daniel P. Fine	c/o Harvey Energy 3811 Turtle Creek Suite 2150 Dallas, Texas 75219	-	-	-

SCHEDULE A-1

INFINITY BUYERS

“Infinity Buyers” shall mean, collectively, Infinity I-China Fund (Cayman) L.P. (the “Fund”), Infinity I-China Fund (Israel) L.P. (“I1”), Infinity I-China Fund (Israel 2) L.P. (“I2”), Infinity I-China Fund (Israel 3) L.P. (“I3”).

In the event the Infinity Buyers are required to purchase Additional Shares to satisfy the Minimum Additional Share Commitment pursuant to Section 1(a)(ii) of the Agreement, such Additional Shares shall be allocated pro rata among the Infinity Buyers based their respective Minimum Additional Share Commitments as set forth in column (5) of the Schedule of Buyers.

SCHEDULE A-2

HICKS BUYERS

“Hicks Buyers” shall mean, collectively, HH Energy Group, LP (“Hicks”), Kenneth F. Yontz (“Yontz”), Oak Stream Investors III, Ltd (“Oak Stream”), Jerry Meyer (“J. Meyer”) and Carter Meyer (“C. Meyer”).

In the event the Hicks Buyers are required to purchase Additional Shares to satisfy the Minimum Additional Share Commitment pursuant to Section 1(a)(ii) of the Agreement, such Additional Shares shall be allocated (i) first, pro rata among Yontz, Oak Stream, J. Meyer and C. Meyer based their respective Minimum Additional Share Commitments as set forth in column (5) of the Schedule of Buyers, until each of Yontz, Oak Stream, J. Meyer and C. Meyer has funded its full Minimum Additional Share Commitment as set forth in column (5) of the Schedule of Buyers, and (ii) thereafter, 100% to Hicks.